Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-160626 and 333-163996) and on Form S-8 (No. 333-143275 and 333-44999) of Ocwen Financial Corporation of our report dated March 12, 2009, except for the effects of the change in accounting for certain convertible debt instruments and noncontrolling interests discussed in Note 1, as to which the date is July 16, 2009, relating to the 2008 financial statements, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
February 28, 2011